CERTIFICATE OF DETERMINATION OF PREFERENCES

                                       OF

                     SERIES A, CONVERTIBLE PREFERRED STOCK

                                       OF

                           VIRTUAL STOCK MARKET, INC.

Michael B. Cratty and Jeffrey R. Geiseke hereby certify that:

(a) They are the duly elected and acting President and Secretary, respectively, of Virtual Stock Market, Inc., a California Company (the "Company").

(b) The Articles of Incorporation of the Company allows the Board of Directors to create and determine the rights, preferences, privileges, and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock.

(c) Pursuant to this authority, the Board of Directors on November 23, 1997, duly adopted the following resolutions:

     WHEREAS, the Articles of Incorporation authorize the Company to issue a maximum of 4,000,000 shares of Preferred Stock; and

     WHEREAS, the Board of Directors wishes to create a new series of Preferred Stock which has not been heretofore issued and wishes to determine the rights, preferences, privileges, and restrictions relating to that series of Preferred Stock;

     IT IS THEREFORE RESOLVED, that the Board of Directors hereby creates a new series of Preferred Stock consisting of a number of shares and with the rights, preferences, privileges, and restrictions as are set forth below.

1. Designation. This series of Preferred Stock hereby created shall be designated "Series A Convertible Preferred Stock" (hereafter referred to as "Series A Preferred Stock").

2. Number of Shares. The number of shares constituting the Series A Preferred Stock that the Company shall be authorized to issue is 1,200,000.

3. Dividend Preferences. The Series A Preferred Stock shall be entitled to the following preferences with respect to dividends or other distributions made to the shareholders of the Company.

     3.1 Definition - Distribution. Except as otherwise provided in this section, the word "distribution" shall have the same meaning as the term "distribution to its shareholders" in Section 166 of the California Corporations Code and the determination of whether a payment made to a shareholder is a distribution shall be governed by that section of the Corporations Code. Notwithstanding the previous



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


sentence, liquidating distributions (as defined in Section 4) shall be governed by Section 4 and not this Section 3. In addition, payments made by the Company to repurchase Common Stock held by employees, directors or consultants upon termination of their employment or services pursuant to agreements providing for such repurchase shall not be considered "distributions" for the purposes of this
Section 3, and Sections 502 and 503 of the California Corporations Code shall not apply to any such payments.

     3.2 Series A Dividend Preference. No dividend or other distribution may be paid to the Common Stock unless and until the Series A Preferred Stock receives a distribution, payable in the same form as to the Common Stock, of $0.10 per share in the fiscal year in which such distribution is paid to the Common Stock (the "Series A Dividend Preference").

     3.3 Participation. If the full amount of the Series A Dividend Preference has been paid or set apart for payment, the Series A Preferred Stock and the Common Stock shall be entitled to a proportionate share of all additional dividends or other distributions as though each share of Series A Preferred Stock were equal to the number of shares of Common Stock into which that share could be converted as of the record date fixed for the determination of those holders of the Common Stock entitled to receive such distribution.

     3.4 Noncumulative. The Series A Dividend Preference shall be noncumulative and no right shall accrue to the holders of those shares of stock by reason of the fact that the Company may fail to declare or pay distributions in the amount of the Series A Dividend Preference in any previous fiscal year.

     3.5 Distributions Discretionary. The Board of Directors shall have the sole right to determine the whether to declare or pay any dividend or distribution and to determine the amount and form of consideration payable as a dividend or distribution. Nothing herein shall mandate that the Company pay any amount as a distribution to the Series A Preferred Stock unless distributions are paid to the Common Stock.

4. Liquidation Preferences In the event of a liquidation, dissolution or winding up of the Company, whether voluntarily or involuntarily, distributions resulting therefrom to the shareholders ("liquidating distributions") shall be made in the following order of priorities.

     4.1 Series A Liquidation Preference. The Series A Preferred Stock shall be entitled to receive out of funds legally available therefor an amount equal to
(i) $1.00 per share; plus (ii) $0.10 per share for each year, beginning on January 1, 1998, that any shares of the Series A Preferred Stock have been outstanding; minus (iii) any distributions which have been made to the holders of the Series A Preferred Stock during the period described in clause (ii) (the "Series A Liquidation Preference"). No liquidating distributions shall be made to the Common Stock until the entire amount of the Series A Liquidation Preference has been paid in full or set apart for payment.

     4.2 Participation. After the full amount of the Series A Liquidation Preference has been paid or set apart for payment, the Series Preferred Stock and the Common Stock shall be entitled to a proportionate share of all additional liquidating distributions as though each share of Series A Preferred Stock were equal to the number of shares of Common Stock into which those shares are convertible as of the date of distribution.

     4.3 Insufficient Assets. If the assets of the Company are insufficient to pay the entire amount of any of the liquidation preferences described above, the assets which are legally available for distribution



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

shall be paid on a pro rata basis to the Series A Preferred Stock and the Common Stock shall receive nothing.

5. Conversion of Shares Each share of Series A Preferred Stock shall be converted into one share of Common Stock pursuant to the terms and conditions set forth below.

     5.1 Conditions for Conversion The shares of Series A Preferred Stock shall be converted into shares of Common Stock under the following circumstances:

          5.1.1 Option of Holder. A holder of Series A Preferred Stock may convert his shares into Common Stock at any time at his option. The holder may exercise this option by delivering to the Company at its principal executive office a notice stating the number of shares to be converted and the stock certificate or certificates evidencing the Series A Preferred Stock to be converted, duly endorsed for transfer to the Company. The Company shall, as soon as practicable thereafter, issue and deliver at such office to that holder, or to the nominee or nominees of that holder, a certificate or certificates for the number of shares of Common Stock to which that holder shall be entitled. The conversion shall be deemed to have been made immediately prior to the close of business on the date of the surrender of the certificate or certificates representing the shares of Series A Preferred Stock to be converted. The person or persons entitled to receive the shares of Common Stock issuable upon the conversion shall be treated for all purposes as the record holder or holders of shuch shares of Common Stock as of that date. If a holder wishes to convert his shares of Series A Preferred Stock in connection with a public offering, whether or not that offering meets the requirements of Section 5.1.2., the holder may condition the conversion upon the consummation of that public offering, in which case the conversion will take place at that time.

          5.1.2 Offering of Stock. Each share of Series A Preferred Stock shall automatically convert into shares of Common Stock immediately upon the consummation of a sale of the Company's Common Stock pursuant to a public offering which is registered under the Securities Act of 1933, as amended, or is conducted pursuant to Regulation A of the Securities and Exchange Commission, and which results in net proceeds to the Company of no less than $5,000,000, without taking into account underwriters' discounts and commissions.

          5.1.3 Vote of Shareholders. Each share of Series A Preferred Stock shall automatically convert into shares of Common Stock immediately by the affirmative vote of 66.67% of the outstanding shares of Series A Preferred Stock to convert the shares of Series A Preferred Stock into Common Stock.

          5.1.4 Net Worth of the Company. Each share of Series A Preferred Stock shall automatically convert into Common Stock at such time as the Per Share Net Worth of the Company equals or exceeds $1.50 per share (the "Conversion Amount") as of the end of any fiscal year of the Company, which shall be determined in the following manner:

        5.1.4.1 Per Share Net Worth. For the purposes of this Section 5.1.4, "Per Share Net Worth" shall mean the Net Worth of the Company divided by the number of Issuable Shares. "Issuable Shares" shall mean all of the shares of Common Stock outstanding plus: (i) all shares of Common Stock issuable upon conversion of any debt or equity securities which, by their terms, are convertible into Common Stock; and (ii) all shares of Common Stock issuable upon the exercise of outstanding options, warrants or other rights to purchase the Common Stock of the Company. "Net Worth" shall mean the all of the tangible and intangible assets of the Company (excluding goodwill) minus the total liabilities of the Company. The Per Share Net Worth shall be determined with reference to the annual financial statements of the Company, which shall have been reviewed by an independent public accountant and which shall have been prepared in accordance with Generally Accepted Accounting Principles.

               5.1.4.2 Procedures. If the financial statements of the Company reveal that the Net Worth Per Share is in excess of the Conversion Amount, the Company shall promptly mail a notice to each of the holders of record of the Series A Preferred Stock informing them that the shares are converted to Common Stock. The Company shall provide the shareholders with that notice a copy of the financial statements of the Company which reveal that the Net Worth Per share has been in excess of the Conversion Amount and a copy of an opinion of the Company's independent accountant with respect to those financial statements.

     5.2 Mechanics of Conversion. Upon the conversion of the shares of Series A Preferred Stock under Sections 5.1.2, 5.1.3, and 5.1.4, the certificates representing the shares of Series A Preferred Stock shall be deemed evidence of ownership of that number of shares of Common Stock into which those shares were converted.

     5.3 Stock Split, Dividend, Combination. If the Company should at any time or from time to time after the issuance of the Series A Preferred Stock fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as "Common Stock Equivalents") without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock shall be appropriately increased in proportion to the increase in the outstanding shares of Common Stock. If the number of shares of Common Stock outstanding at any time after the issuance date for the Series A Preferred Stock is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of the combination, the number of shares of Common Stock issuable on conversion of each share of Series A Preferred Stock shall be decreased in proportion to the decrease in outstanding shares.

     5.4 Certificate of Adjustment. Upon the occurrence of each adjustment or readjustment of the Conversion Price of Series A Preferred Stock, the Company, at its expense, shall promptly compute the adjustment and prepare and furnish to each holder of Series A Preferred Stock a certificate setting forth the adjustment and showing in detail the facts upon which the adjustment is based. The Company shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to that holder a certificate setting forth the adjustment, the Conversion Price at the time in effect and the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of each share of Series A Preferred Stock.

     5.5 Reservation of Stock. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of Series A Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series A Preferred Stock, the Company shall take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

     5.6 Notices. Any notice required by the provisions of this Section 5 to be given to the holders of shares of Series A Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Company.

6. Voting Rights. Each share of Series A Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which each share of Series A Preferred Stock could be converted as of the record date for determining those shareholders entitled to vote. The Series A Preferred Stock shall vote together with the Common Stock on all matters except where a class or series vote is required by applicable law or Section 7 below, and shall be entitled to notice of any shareholders' meeting in accordance with the Bylaws of the Company. Fractional votes shall not be permitted and any fractional voting rights shall be rounded to the nearest whole number

7. Protective Provisions.

     7.1 Consent of Series A Preferred Stock Required. So long as shares of Series A Preferred Stock are outstanding, the Company shall not without first obtaining approval of the holders of at least a majority of the outstanding Series A Preferred Stock, voting separately as a single class: (i) alter or change the rights, preferences or privileges of the Series A Preferred Stock so as to affect those shares adversely; (ii) increase the authorized number of shares of Series A Preferred Stock or effect any stock split or combination of any shares of stock of the Company; or (iii) authorize or issue any class or series of "Senior Stock".

     7.2 Senior Stock. For the purposes of this Section 7, "Senior Stock" shall be a class or series of Preferred Stock which: (i) has a right to receive distributions (whether in the form of dividends, distributions upon liquidation or otherwise) which is senior to the Series A Dividend Preference or Series A Liquidation Preference; (ii) entitles the holders of that class or series to a preference as to nonliquidating distributions of equal priority to the Series A Dividend Preference if the annual amount of that preference exceeds 10% of the price at which any shares of that class or series were issued; or (iii) entitles the holders of that class or series to a liquidation preference of equal priority to Series A Liquidation Preference if the amount of that preference exceeds 100% of the price at which any shares of that class or series were issued plus 10% of that amount for each year that any shares of that class or series have been outstanding minus any dividends which have been paid with respect to that class or series.

8. Notices. Any notice required hereunder to be given to the holders of Series A Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder at the address shown on the Company's records, or given by such holder to the Company for the purpose of notice."

     RESOLVED FURTHER, that the President and Secretary are authorized and instructed to prepare and execute a Certificate of Determination with respect to the Series A Preferred Stock and to submit such Certificate for filing with the California Secretary of State."

     (d) The authorized number of shares of Series A Preferred Stock is 1,200,000, none of which has been issued.

We declare under penalty of perjury under the laws of the State of California that the information set forth in this Certificate of Determination is true and correct of our own knowledge.

Date: Dec. 3, 1997                           /S/ MICHAEL B. CRATTY
                                             -----------------------------------
                                             Michael B. Cratty,
                                             President

                                             /S/ JR GIESEKE
                                             -----------------------------------
                                             Jeffrey R. Gieseke,
                                             Secretary